Exhibit 10.6

Equity Transfer Agreement

Party A: Silicon Valley (China)Development Co., Ltd	(transferor)
Party B: Fenyang Huaxin Wine Industry Development Co., Ltd.	(Transferee)

Party A and Party B have negotiated friendly, reached the following equity transfer agreement:

1.	Party A agrees to transfer 20% of the 100% equity of Guangzhou Silicon Technology Co., Ltd. held by it to Party B in currency at a price of RMB 1 million. The creditor’s rights and debts are assumed by the transferee in proportion to the shareholding. The creditor’s rights and debts before the transfer shall be borne by the transferor. The creditor’s rights and debts after the transfer shall be assumed by the transferee in proportion to the shareholding.

2.	The equity transfer payment is RMB 1million. Party B promises to pay the equity transfer fee to Party A in batches within 5 years. Guangzhou Silicon Technology Co., Ltd. collects this amount on behalf of the company, and the investment amount paid by Party B to Guangzhou Silicon Technology Co., Ltd. is deemed to be received by Party A. During the repayment period, Party B does not need to pay interest or any other fees, and both parties should ensure that the equity transfer has been approved by the board of directors or shareholders of their respective companies.

3.	After equity transfer, Party B shall be responsible for the company within the limit of its shareholding ratio.

4.	Within 30 days after this agreement comes into effect, both parties shall go through the formalities for registration of changes in the industrial and commercial equity transfer.

5.	This transfer agreement will come into effect after both parties sign and seal.

6.	This Agreement is in duplicate, and each party holds one copy, which has the same legal effect.

Party A (sign & seal):	Party B(sign & seal):

September 1, 2018